As filed with the Securities and Exchange Commission on September 29, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NaaS Technology Inc.
(Exact name of registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)

Newlink Center, Area G, Building 7, Huitong Times Square,

No.1 Yaojiayuan South Road, Chaoyang District, Beijing, 100024, The People’s Republic of China
(Address of Principal Executive Offices and Zip Code)

New 2022 Share Incentive Plan
(Full title of the plan)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1 (800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer □	Accelerated filer □
Non-accelerated filer ☒	Smaller reporting company □
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. □

Copies to:

Lei Zhao Chief Financial Officer NaaS Technology Inc. Newlink Center, Area G, Building 7, Huitong Times Square, No.1 Yaojiayuan South Road, Chaoyang District, Beijing, China +86 (10) 8551 1066	Shu Du, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong +852 3740-4700

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.
Plan Information*
Item 2.
Registrant Information and Employee Plan Annual Information*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the New 2022 Share Incentive Plan (the “Plan”), as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.
Incorporation of Documents by Reference

The following documents previously filed by NaaS Technology Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)
The Registrant’s annual report on Form 20-F filed with the Commission on May 13, 2022, including the audited consolidated financial statements of RISE Education Cayman Ltd, as of and for the years ended December 31, 2019, 2020, and 2021 included therein;
(b)
The Registrant’s shell company report on Form 20-F filed with the Commission on June 16, 2022, including the audited combined financial statements of Dada Auto Inc. as of and for the years ended December 31, 2020, and 2021 included therein; and
(c)
The description of the Registrant’s ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-38235) filed with the Commission on October 6, 2017, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4.
Description of Securities

Not applicable.

Item 5.
Interests of Named Experts and Counsel

Not applicable.

Item 6.
Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s amended and restated articles of association, adopted by its shareholders on April 29, 2022 and effective immediately prior to the completion of the mergers as contemplated in the Agreement and Plan of Merger dated February 8, 2022 by and between RISE Education Cayman Ltd, Dada Merger Sub Limited, Dada Merger Sub II Limited and Dada Auto Inc., provides that the Registrant shall indemnify its directors and officers against actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons in their capacity as such, except through their own dishonesty, willful default or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such persons in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreement, the form of which was filed as Exhibit 4.10 to the Registrant’s shell company report on Form 20-F filed with the Commission on June 16, 2022, the Registrant has agreed to indemnify its directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being directors or officers of the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7.
Exemption from Registration Claimed

Not applicable.

Item 8.
Exhibits

See the Index to Exhibits attached hereto.

Item 9.
Undertakings
(a)
The undersigned Registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and
(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description
4.1

Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 1.1 to the shell company report on Form 20-F (File No. 001-38235), filed with the Securities and Exchange Commission on June 16, 2022)

4.2

Registrant’s Specimen Certificate for Class A ordinary shares (incorporated herein by reference to Exhibit 2.2 to the shell company report on Form 20-F (File No. 001-38235), filed with the Securities and Exchange Commission on June 16, 2022)

4.3*	Deposit Agreement by and among the Registrant, the depositary and owners and holders of the ADSs, dated October 19, 2017
4.4

Amendment No. 1 to Deposit Agreement dated October 19, 2017 by the Registrant, the depositary and owners and holders of the ADS (incorporated by reference to Exhibit (a)(2) to the post-effective amendment to Form F-6, filed with the Securities and Exchange Commission on May 31, 2022)

5.1*	Opinion of Harney Westwood & Riegels, Cayman Islands counsel to the Registrant, regarding the legality of the Class A ordinary shares being registered
10.1

New 2022 Share Incentive Plan (incorporated by reference to Exhibit 99.2 to the current report on Form 6-K (File No. 001-38235), furnished to the Securities and Exchange Commission on September 29, 2022)

23.1*	Consent of BDO China Shu Lun Pan Certified Public Accountants LLP
23.2*	Consent of Centurion ZD CPA & Co., Independent Registered Public Accounting Firm
23.3*	Consent of Ernst & Young Hua Ming LLP
23.4*	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page hereto)
107*	Filing Fee Table

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on September 29, 2022.

NaaS Technology Inc.

By: /s/ Zhen DAI
 Name: Zhen DAI
Title: Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Zhen Dai and Lei Zhao, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities on September 29, 2022.

Signature	Title
/s/ Zhen Dai	Chairman of the Board of Directors and Director
Zhen Dai
/s/ Yang Wang	Chief Executive Officer and Director
Yang Wang	(Principal Executive Officer)
/s/ Weilin Sun	Director
Weilin Sun
/s/ Zhongjue Chen	Director
Zhongjue Chen
/s/ Bin Liu	Director
Bin Liu
/s/ Guangming Ren	Independent Director
Guangming Ren
/s/ Xiaoli Liu	Independent Director
Xiaoli Liu
/s/ Lei Zhao	Chief Financial Officer
Lei Zhao	(Principal Financial and Accounting Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of NaaS Technology Inc., has signed this registration statement or amendment thereto in New York, New York on September 29, 2022.

Authorized U.S. Representative
Cogency Global Inc.

By: /s/ Collen A. De Vries
 Name: Collen A. De Vries
Title: Senior Vice President